Exhibit 16.1

July 19, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Nephros, Inc.'s Form 8-K dated July 16, 2007, and have the following comments:

1.                We agree with the statements made in Item 4.01(A) (i), (ii), (iii) and (v).

2.                We have no basis on which to agree or disagree with the statements made in Item 4.01 (A) (iv) and 4.01 (B).

Yours truly,

/s/ Deloitte & Touche LLP